UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 7, 2004

(Exact Name of Registrant as Specified in Its Charter)	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

State or other jurisdiction of incorporation

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662

None

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

ASB Realty Corporation

In March 1998, American Savings Bank, F.S.B. (ASB) formed a subsidiary, ASB Realty Corporation, which elects to be taxed as a real estate investment trust (REIT). This reorganization has reduced Hawaii bank franchise taxes, net of federal income tax benefits, recognized on the financial statements of HEI Diversified, Inc. (HEIDI) and ASB by $21 million (through March 31, 2004) as a result of ASB taking a dividends received deduction on dividends paid to it by ASB Realty Corporation. The State of Hawaii Department of Taxation has challenged ASB’s position and has issued notices of tax assessment for 1999, 2000 and 2001. In October 2002, ASB filed an appeal with the State Board of Review, First Taxation District (Board). In May 2003, the Board heard ASB’s case and issued its decision in favor of the Department of Taxation and ASB filed a notice of appeal with the Hawaii Tax Appeals Court. As required under Hawaii law, ASB paid the bank franchise taxes and interest assessed at that time ($17 million) in June 2003, but recorded this payment as a deposit rather than an expense for financial statement purposes.

On May 14, 2004, the parties stipulated to certain factual statements. On May 17, 2004, the Department of Taxation and ASB each filed a Motion for Summary Judgment, and both motions were heard on June 7, 2004. At the conclusion of the hearing on June 7, 2004, the Hawaii Tax Appeals Court orally announced a decision in favor of the Department of Taxation and against ASB. ASB continues to believe that its tax position is proper, and once final judgment is entered, plans to appeal the decision. However, as a result of the Court’s decision, ASB will write off the deposit recorded in June 2003 and expense the related bank franchise taxes and interest for subsequent periods related to this issue. This will result in a charge to net income in the second quarter of 2004 of approximately $24 million (amounts through March 31, 2004), plus amounts for April 1 to June 30, 2004. In future periods, bank franchise taxes will be recorded and expensed in that period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ Curtis Y. Harada
Curtis Y. Harada Controller (Chief Accounting Officer of HEI) Date: June 8, 2004

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